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                                                                   EXHIBIT 10.17


                              SEVERANCE AGREEMENT


  THIS SEVERANCE AGREEMENT ("Agreement") is made and entered into as of the 15th day of November, 1999, by and between Sterling Software, Inc., a Delaware corporation ("Sterling Software"), and Geno P. Tolari, an individual ("Executive").

                                   RECITALS:

     WHEREAS, Sterling Software acquires, develops, markets and supports a broad range of products and services; and

     WHEREAS, Sterling Software desires to continue to retain Executive as its Executive Vice President and Chief Operating Officer; and

     WHEREAS, Executive is willing to continue to accept and fulfill such responsibilities;

     NOW, THEREFORE, in consideration of the premises and covenants contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                  AGREEMENTS:

     1.   Employment.  Executive agrees to render such managerial services as
          ----------
          are customarily required of the Executive Vice President and Chief Operating Officer.

     2.   Term.  This Agreement shall commence on the date first set forth above
          ----
          and shall continue in effect for sixty (60) months after the "Notice Date" as defined in Section 3 hereof.

     3.   Termination of Employment.  The parties acknowledge that Executive is
          -------------------------
          employed "at will" and may be terminated by Sterling Software at any time with or without cause. Executive shall be entitled to termination pay calculated in accordance with Section 4 hereof upon receiving notice of the intended termination of Executive's employment by Sterling Software, with or without cause.

          The date on which a notice of termination is given to Executive by Sterling Software (whether orally or in writing) shall be deemed the "Notice Date" with the termination to be effective sixty (60) months following the Notice Date. On the Notice Date, Executive shall be deemed to have been assigned "no duties," shall vacate his or her office and shall resign as an officer of Sterling Software and its subsidiaries. Since Executive will be assigned "no duties" with Sterling Software,
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          Executive shall be free to pursue other employment or consulting opportunities during the 60-month period in which Executive receives termination pay.

     4.   Termination Pay.  For purposes of this Agreement, if Executive's
          ---------------
          employment is terminated pursuant to Section 3, upon receipt from Executive (or Executive's estate or personal representative) of a fully executed release in form reasonably acceptable to Sterling Software, Sterling Software shall pay, or cause one of its subsidiaries to pay, to Executive as termination pay:

          (a) an amount equal to 500 hundred percent of Executive's annual base salary rate in effect immediately prior to the Notice Date; and

          (b)  an amount equivalent to the product of five times:

               (i) 100% of the Plan Bonus Amount (as hereinafter defined) in effect immediately prior to the Notice Date, or

               (ii) if no Plan Bonus Amount shall be in effect or readily determinable by Sterling Software with respect to Executive immediately prior to the Notice Date, an amount equal to the aggregate amount of the bonus, incentive or other cash compensation, in addition to (but not including) Executive's annual base salary, received by Executive pursuant to any bonus, incentive compensation, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of Sterling Software during the 365 days immediately prior to the Notice Date.

               As used herein, the term "Plan Bonus Amount" shall mean the aggregate amount (calculated to avoid duplication, on an annualized basis and with respect only to the fiscal year of Sterling Software in which the Notice Date occurs) of the budgeted or otherwise authorized or contemplated bonus, incentive or other cash compensation, in addition to (but not including) Executive's base salary, to be paid to Executive under any bonus, incentive compensation, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of Sterling Software upon the attainment of 100% of the objective(s) and 100% of the planned or targeted amount(s) specified in or pursuant to such agreement, policy, plan, program or arrangement, whether or not attained as of the Notice Date.

          In the event of Executive's death or disability following the Notice Date, Executive, Executive's estate or Executive's personal representative, as the case may be, shall continue to receive the termination payments provided for in this Section 4.

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     5.   Disbursement of Termination Pay.  The aggregate amount of all
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          termination payments that are payable to Executive as provided in
          Section 4 hereof shall be determined in good faith by Sterling Software within 15 days following the Notice Date, and such termination payments shall be distributed by Sterling Software to Executive in one hundred twenty (120) equal twice monthly installments beginning thirty (30) days following the Notice Date and continuing twice monthly thereafter.

     6.   Continuation of Insurance Benefits.  For a period of sixty (60) months
          ----------------------------------
          following the Notice Date, Sterling Software shall arrange to provide Executive, at no additional charge to Executive, with life, medical, dental, vision, health, accident and disability insurance benefits substantially similar to those that Executive is receiving or is entitled to receive immediately prior to the Notice Date, which benefits shall in no event be less than those benefits in effect immediately prior to the Notice Date.

     7.   Continued Participation in Employee Plans.  For a period of sixty (60)
          -----------------------------------------
          months following the Notice Date, Executive shall, to the fullest extent permitted by applicable law, be permitted to continue to participate in Sterling Software's Deferred Compensation Plan, Savings and Security (401(k)) Plan and any other similar plan that may be adopted prior to the Notice Date for the benefit and retention of Sterling Software's executive officers. In no event will Sterling Software be required after the Notice Date to make any new grants of stock options to such Executive under any Sterling Software stock option plan or otherwise.

     8.   Change-in-Control.  Sterling Software and Executive are parties to a
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          Change-in-Control Severance Agreement, dated as of November 15, 1999
          (as such agreement may be amended from time to time, the "Change-in-Control Agreement"). Notwithstanding anything contained in this Agreement to the contrary, in the event the Notice Date occurs under circumstances in which Executive would otherwise be entitled to receive payments and benefits under both this Agreement and the Change-in-Control Agreement, Executive shall have the right to elect to receive payments and benefits under either this Agreement or the Change-in-Control Agreement, but not both. Within five business days following the Notice Date under circumstances in which this Section 8 would apply, Sterling Software shall provide Executive, in writing, a reasonably detailed determination of the payments and other benefits under each of this Agreement and the Change-in-Control Agreement. Executive shall make the election provided for in this Section 8 within thirty calendar days after Executive's receipt of the written determination referred to in the preceding sentence; provided, however, that if such election is not so made within such 30-day period, Executive shall be irrevocably deemed to have elected to receive payments and benefits under the

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          Change-in-Control Agreement. Prior to the date on which Executive makes or is deemed to have made the election referred to above, he shall receive all benefits under Sections 4, 5, 6 and 7 of this Agreement as if Executive had made the election to receive benefits and payments under this Agreement.

      9.  Miscellaneous.
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          (i)    Notices, demands, payments, reports and correspondence shall be addressed to the parties hereto at the address for such party set forth below or such other places as may from time to time be designated in writing to the other party. Notices hereunder shall be deemed to be given on the date such notices are actually received.

                 If to Sterling Software, to:  Sterling Software, Inc.
                                               300 Crescent Court, Suite 1200
                                               Dallas, Texas 75201
                                               Attention: President

                 If to Executive, to:          Geno P. Tolari
                                               c/o Sterling Software, Inc.
                                               300 Crescent Court, Suite 1200
                                               Dallas, Texas 75201

          (ii) This Agreement shall be binding upon Sterling Software and Executive and their respective successors, assigns, heirs and personal representatives.

          (iii) The substantive laws of the State of Delaware shall govern the validity, construction, enforcement and interpretation of the provisions of this Agreement.

          (iv) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and Sterling Software. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement.

      10. Termination of Prior Agreements.  Upon the execution and delivery of
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          this Agreement, the Severance Agreement between Executive and Sterling
          Software,

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          dated February 12, 1996, as amended to the date hereof (the "Prior
          Agreement"), shall terminate automatically and shall thereafter be of no further force or effect; provided, however, that if this Agreement is held by a court of competent jurisdiction to be wholly invalid, unenforceable or otherwise illegal, the preceding clause shall have no effect and the Prior Agreement shall be deemed to have continued at all times in force and effect. Subject to the foregoing proviso, this Agreement supersedes all prior agreements, arrangements and understandings with respect to the subject matter hereof, excluding, however, the Change-in-Control Agreement.

    Executed by the parties hereto as of the date first set forth above.


                                          EXECUTIVE



                                          ------------------------------------
                                          Geno P. Tolari


                                          STERLING SOFTWARE, INC.



                                          By:
                                             ---------------------------------
                                             Sterling L. Williams,
                                             President and
                                             Chief Executive Officer

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